SETTLEMENT AGREEMENT

This Settlement Agreement (hereinafter the “Agreement”) is made and entered into this 7th day of October, 2024, by and between Raadr, Inc., a Nevada corporation (hereinafter the “Company”), and GW Holdings Group, LLC (hereinafter “GW Holdings”) (collectively, the Company and GW Holdings are referred to as the “Parties”).

RECITALS

WHEREAS, the Company entered into a loan transaction with GW Holdings, pursuant to which the Company issued an 12% Convertible Promissory Note to GW Holdings (the “GW Holdings Note”, a copy of which is attached hereto as Exhibit A), in consideration of a loan in the amount of $52,500, with a current amount due under the GW Holdings Note of $150,780.37 (the “Note Balance Amount”); and

WHEREAS, various disputes have arisen between the Parties which they desire to settle between them according to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and in consideration of the sum of ten dollars in hand paid, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Cancellation of Notes. Effective upon receipt of the first payment required by Section 2, GW Holdings hereby cancels all principal and accrued interest owed by the Company under the GW Holdings Note, as of the date of this Agreement.

2.1Share Issuance to GW Holdings. In consideration of GW Holdings’ cancelling the GW Holdings Note, the Company shall issue to GW Holdings 223,000,000 shares of the Company’s common stock (the “Settlement Shares”) and shall deliver a book entry statement reflecting such issuance of the Settlement Shares in the name of GW Holdings, in full extinguishment of the Note Balance Amount.

2.2Investment Purpose. As of the date of this Agreement, GW Holdings is acquiring the Settlement Shares for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the “1933 Act”); provided, however, that, by making the representations herein, GW Holdings does not agree to hold any of the Settlement Shares for any minimum or other specific term and reserves the right to dispose of the Settlement Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

2.3Reliance on Exemptions. GW Holdings understands that the Settlement Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and GW Holdings’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of GW Holdings set forth herein in order to determine the availability of such exemptions and the eligibility of GW Holdings to acquire the Settlement Shares.

2.4Legends. GW Holdings understands that until such time as the Settlement Shares have been registered under the 1933 Act or may be sold pursuant to Rule 144, Rule 144A under the 1933 Act, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Settlement Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Settlement Shares):

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“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A, REGULATION S, OR OTHER APPLICABLE EXEMPTION UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

3.Mutual General Release and Covenant Not to Sue. Except with respect to the obligations under and terms of this Agreement, and subject to the full and complete performance of all such obligations, the Company on the one hand, and GW Holdings, on the other, do hereby agree to fully, finally and forever mutually release and forever discharge and covenant not to sue each other, and each other’s respective parent companies, subsidiaries, affiliates, divisions, attorneys, insurers, officers, directors, principals, agents shareholders, members, employees, predecessors, successors, assigns, personal representatives, partners, heirs and executors from any and all debts, fees, attorneys’ fees, liens, costs, expenses, damages, sums of money, accounts, bonds, bills, covenants, promises, judgments, charges, demands, claims, causes of action, suits, liabilities, obligations or contracts of any kind whatsoever, whether in law or in equity, whether asserted or unasserted, whether known or unknown, fixed or contingent, under statute or otherwise, arising from or related to the acts and omissions forming the basis of this Dispute.

4.Non-Disparagement Agreement. Each of the Parties hereby agrees not to disparage any of the other Parties, their respective officers, directors, employees, stockholders, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation.

5.Confidentiality. Except as otherwise provided for herein, the Parties agree that this Agreement, and the terms of the settlement by and between the Parties shall be deemed to be confidential, and the Parties agree not to disclose, divulge, or communicate any of the terms or conditions of this Agreement to any person who is not a Party to this Agreement. Notwithstanding the foregoing provision, the Parties may disclose information relating to the terms and conditions of this Agreement free from any restriction or obligation to keep such information confidential, if: (a) such information is being disclosed by the Parties to their respective legal counsel and accountants, and the disclosing party instructs such counsel or accountants to keep such disclosure confidential; (b) such information is required to be disclosed by any law or order of an arbitration panel or court;

(c) such information is needed, in the opinion of legal counsel for any of the Parties, to be disclosed in connection with any legal action taken to enforce the provisions of this Agreement; (d) all of the Parties consent, in writing, to disclosure of such information; or (e) such information is disclosed in response to any inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA, any other self-regulatory organization, or any other federal or state regulatory authority. The Parties, and their respective counsel, are authorized to make the following statement in response to any inquiry from any third party concerning this Agreement, or the terms of the settlement by and between the Parties: “The Parties resolved the matter pursuant to a Confidential Agreement.” In the event that any Party is requested or required (by law or regulation, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information described above, the Party who is subject to such request or requirement shall use every reasonable effort to legally prevent such information from being disclosed to the public or any third party not a party to this Agreement, and shall provide prompt written notice of such request or requirement to all of the other Parties and their respective legal counsel prior to complying therewith so that an appropriate protective order, if appropriate, can be sought, and/or waiver can be obtained by the other Parties. If, in the absence of a protective order or the receipt of a waiver/consent hereunder, the Party subject to such request or requirement is nonetheless legally compelled to disclose such information, the Party may disclose such

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information without any liability hereunder. If, in the absence of a protective order or the receipt of a waiver/consent hereunder, the signatory subject to such request or requirement is nonetheless legally compelled to disclose such information, the signatory may disclose such information without any liability hereunder. Any non- disclosure provision in this Settlement Agreement does not prohibit or restrict any party hereto (or attorney) from responding to any inquiry, or providing testimony, about this settlement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, FINRA, any other self-regulatory organization, or any other federal or state regulatory authority.

Notwithstanding any provision in the foregoing paragraph to the contrary, GW Holdings specifically agrees and consents to (a) the Company’s disclosure of the material terms of this Agreement in any filing made with the SEC and/or OTC Markets and (2) the Company’s filing a true and correct copy of this Agreement as an exhibit to any Offering Statement on Form 1–A filed with the SEC.

6.Choice of Law and Venue. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. Any litigation brought or held on the basis of this Agreement shall be brought and held in New York, New York.

7.Merger and Integration Clause. This Agreement and any and all exhibits, constitutes the entire agreement between the Parties hereto and supersedes all prior or contemporaneous oral and written discussions, negotiations, agreements, commitments, understandings, and representations, if any, made by and between the Parties which are deemed merged herein, and this Agreement may not be amended, changed or modified except by a writing signed by the Parties made with specific reference to this Agreement. The Parties expressly disclaim any reliance on any oral or written representation by any person, and rely solely and exclusively upon only those representations set forth in this Agreement.

8.Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof, in whole or in part, is rendered invalid, void or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid, void or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.Waiver. The waiver by any party to this Agreement of the violation or breach of any provision hereof by any other party shall not constitute a waiver of any prior or subsequent violation or breach of any provision of this Agreement.

10.Authority and Non-Transfer of Rights. The undersigned parties warrant and represent that they are duly authorized to execute this Agreement, have the full authority to bind the Party that they purport to bind by their signature, and that the Parties have been represented by counsel of their choice. The Parties, and each of them, hereby warrant and represent that they have not transferred or otherwise assigned to any non-party any of the claims released under this Agreement, and that no other person has any right, lien, claim against or interest in the same.

11.Binding Effect. All of the terms and provisions of this Agreement are binding upon, and inure to the benefit of, and are enforceable by, the Parties, and their respective legal representatives, successors, and permitted assigns.

12.Counterparts. This Agreement may be signed in counterparts, each of which when executed shall be deemed an original, and all of which together shall constitute a single instrument binding upon the Parties hereto. This Agreement and any counterpart may be executed by signatures provided via facsimile transmission

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and/or via electronic mail in a “pdf” file, which facsimile and/or electronic mail “pdf” signatures shall be as binding and effective as original signatures.

13.Construction. This Agreement shall be construed as if the Parties collectively prepared it and any uncertainty and ambiguity shall not be interpreted against any Party as the drafter.

14.Voluntary Assent. The Parties to this Agreement have been represented and fully advised by legal counsel and, in executing this Agreement, no party has relied upon any representations, warranties, promises, or inducements made by any other party, including, without limitation any representations, warranties, promises, or inducements made during the course of negotiating this Agreement, with the sole exception of the promises set forth in this Agreement. Each party has made an independent investigation and inquiry into such factual matters as that Party deemed relevant in connection with this Agreement and has consulted with counsel as to the nature and effect of the provisions of this Agreement. Each party acknowledges and agrees that this Agreement has been carefully read, freely and voluntarily assented to, signed as his or her or its own free act, and that each party has consulted with counsel of its choice in connection herewith. The Parties acknowledge that each of them is sophisticated and has read this Agreement and understands the terms, including the legal consequences therefrom, and in offering to make, and in making, executing, and delivering this Agreement, none of them was acting under any duress or undue influence.

15.Captions. The captions appearing at the commencement of sections of this Agreement are descriptive only and have been used for convenience in reference to this Agreement and shall not define, limit, or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

16.Costs and Attorney’s Fees. If any dispute arises between the Parties over this Agreement, the prevailing party in any action or other proceeding brought to resolve said dispute shall be entitled to recover from the losing party its reasonable costs and attorney’s fees arising therefrom, including costs and attorney’s fees incident to any appeals.

17.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if delivered by electronic mail and overnight delivery or hand delivery to the following:

If to GW Holdings:GW Holdings Group, LLC Attention: Noah Weinstein

137 Montague Street, Suite 291 Brooklyn, New York 11201

If to the Company:Raadr, Inc.

Attn: Chief Executive Officer 7950 E. Redfield Road, Unit 210

Scottsdale, Arizona 85260

18.Time is of the Essence. Time is of the essence with respect to the performance of the terms of this Agreement and it is the intention of the Parties that this Agreement will become effective after full, complete and perfect performance by each and all of the Parties of all deliveries required by the Agreement.

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[ Signature Page to Settlement Agreement ]

IN WITNESS WHEREOF, the Parties have entered into and executed this Agreement as of the date first referenced above.

COMPANY:GW HOLDINGS:

RAADR, INC.GW HOLDINGS GROUP, LLC

By: /s/ Jacob DiMartinoBy: /s/ Noah Weinstein

Jacob DiMartinoNoah Weinstein

Chief Executive OfficerManaging Member

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EXHBIT A

Copy of GW Holdings Note

Raadr,Inc.

12% CONVERTIBLE PROMISSORY NOTE

Effective Date: January 7. 2021	Principal Amount: US $63.000.00
Maturity Date: January 7, 2022

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCH..\NGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDERTBE SECURITJESACT OF 1933. AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT")

FOR VALUE RECEIVED Raadr, Inc. (the “Company”) promises to pay to the order of GW Holdings Group, LLC. and its authorized successors and permitted assigns “Holder"), the aggregate principal face amount of Ninety-Eight Thousand One Hundred Seventy-Five Dollars exactly (U.S- $63,000.00) on January 7, 2021 ("Maturity Date''). The Company will pay interest on the principal amount outstanding at the rate of 12% per annum" which will commence on January 7,2020. The Company acknowledges tb3t this Note was issued with a $10,500.00 original issue discount (“OID”) such that the purchase price is $52.500.00 minus legal fees as contained in the disbursement memo. The interest will be paid to the Holder in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note. The principal of and interest on. this Note are payable at 137 Montague Street. Suite 291. Brooklyn, NY 11201, initially. and if changed, last appearing on the records of the Company-as designated in writing by the Holder hereof from time to time.. The Company will pay each interest payment: and the outstanding principal due upon this Note before or on the Maturity Date, less any amounts required by law to be deducted or wifhhe1d.. to the Holder of this Note by check or wire transfer addressed to such Holder at the last address appearing on the records of the Company~ The forwarding of such. check or wire transfer shall constitute a payment of outstanding principal hereunder and shall satisfy and discharge 1he liability for principal on this Note to the extent of the sum represented by such check or wire transfer. Interest shall be payable in Common Stock (as defined below) pursuant to paragraph 4(b) herein.

This Note is subject to the following additional provisions:

L This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be ID3de for such registration or transfer exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

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2. Under all applicable laws, the Company shall be entitled to withhold any amounts from all payments it is entitled to.

3. This Note may only be transferred or exchanged in compliance with the Securities Act of 1933, as amended ("Act") and any applicable state securities laws. All attempts transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary. Any Holder of this Note electing to exercise the right of conversion set forth in Section 4(a) hereof, in addition to the requirements set forth in Section 4(a), and any prospective transferee of this Note, also is required to give the Company written confirmation that this Note is being converted ("Notice of Conversion") in the form annexed hereto as Exhibit A. The date of receipt (including receipt by telecopy) of such Notice of Conversion shall be the Conversion Date.

4. (a) The Holder of this Note has the option, so long as any amounts are outstanding under the Note, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company's common stock (the "Common Stock") at a fixed conversion price ("Conversion Price") of $0.0025 for each share of Common Stock. As used herein, "Trading Day" means any day that shares of Common Stock of the Company are listed for trading or quotation on the Company's principal trading market, any tier of the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE American.

The Notice of Conversion may be rescinded if the shares have not been delivered within three (3) business days. The Company shall deliver the shares of Common Stock to the Holder within three (3) business days of receipt by the Company of the Notice of Conversion. Accrued but unpaid interest shall be subject to conversion. The number of issuable shares will be rounded to the nearest whole share, and no fractional shares or scrip representing fractions of shares will be issued on conversion. To the extent the Conversion Price of the Company's Common Stock closes below the par value per share, the Company will take all steps necessary to solicit the consent of the stockholders to reduce the par value to the lowest value possible under law. The Company agrees to honor all conversions submitted until the par is decreased. *In the event the Company experiences a DTC "Chill" on its shares, the conversion price shall be the Default Fixed Conversion Price (defined herein) while that "Chill" is in effect.* Notwithstanding anything to the contrary contained in the Note (except as set forth below in this Section), the Note shall not be convertible by Investor, and Company shall not effect any conversion of the Note or otherwise issue any shares of Common Stock to the extent (but only to the extent) that Investor together with any of its affiliates would beneficially own in excess own in excess of 4.99%, only if the Company is a reporting company, which may be increased up to 9.99% upon sixty (60) days prior written notice by the Holder to the Company (the "**Maximum Percentage**") of the Common Stock outstanding. The Maximum Percentage shall be 9.99% while the Company is not a reporting company under the Securities and Exchange Act of 1934. To the extent the foregoing limitation applies, the determination of whether a Note shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by Investor or any of its affiliates) and of which such

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(j) The Company shall not deliver to the Holder the Common Stock pursuant to paragraph 4 herein without restrictive legend within three (3) business days of its receipt of a Notice of Conversion;

(k) The Company shall not be "current" in its filings with the Securities and Exchange Commission or OTC Markets, if not an Exchange Act reporting company; or

(l) The Company shall lose the "bid" price for its stock in a market (including the OTCQB marketplace or other exchange);

(m) The Company is in arrears for more than thirty (30) days with its Transfer Agent;

(n) The Company shall (1) not replenish the reserve set forth in Section 13, within 3 business days of the request of the Holder; or (2) change Transfer Agents without providing notice and an updated and signed Transfer Agent Letter within five (5) business days of the change;

(o) The closing price of the Company's common stock is ever below $0.0035 on its principal trading market;

(p) Following any Event of Default, the Fixed Conversion Price shall be permanently decreased to $0.001 (the "Default Fixed Conversion Price"); or

Then, or at any time thereafter, unless cured within five (5) days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall accrue at a default interest rate of twenty-four percent (24%) per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 9(j) the penalty shall be $250.00 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500.00 per day beginning on the 10th day. The penalty for a breach of Section 9(l) shall be an increase of the outstanding principal amounts by twenty percent (20%). In case of a breach of Section 9(h), (i), (j), (k), (n), or (o), and any breach of the use of proceeds provision in Section 4(g) of the Purchase Agreement, the outstanding principal due under this Note shall increase by fifty percent (50%). If this Note is not paid at maturity, the outstanding principal due under this Note shall increase by twelve percent (12%).

If the Holder shall commence an action or proceeding to enforce any provisions of this Note,

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given to the Holder as soon as possible under law.

15. This Note shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New Yark and shall be binding upon the SOCCes5ms and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York This Agreement may be executed in counterparts and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original

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IN WITNESS WHEREOF. the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: 01/06/2021

RAADR, INC.

By: /s/ Jacob DiMartino

Title: CEO

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EXBIBITA

NOTICE OF CONVERSION

(to be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________ of the above Note into ________ Shares of Common Stock of Raadr, Inc. ("Shares” according to the conditions set forth in such Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned. the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion: ___________________________________

Applicable Conversion Price: ___________________________

Signature: ___________________________________________

[Print Name of Holder and Title of Signer]

Address: ____________________________________________

____________________________________________

SSN or EIN: ______________________

Shares are to be registered in the following name: _________________________

Name: __________________________________________________

Address: ____________________________________________

____________________________________________

Tel: _________________________________

Fax: _________________________________

SSN or EIN: ______________________

Shares are to be sent or delivered to the following account:

Account Name: ______________________________________

Address: ____________________________________________

____________________________________________

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